Exhibit 7(b)

A G R E E M E N T

Made in Tel Aviv on the 22 of April, 2002

As an amendment to an agreement date December 22, 1997

Between:	MEIR SHAMIR Of 23 Yoav Street, Zahala (hereinafter: "Meir Shamir")

And:	ASHTROM INDUSTRIES LTD. (and/or affiliated company) Company no. 52 - 003715 - 1 Of 10 Kremnitski Street, Tel Aviv (hereinafter: "Ashtrom")

WHEREAS:	Meir Shamir is a shareholder in Mivtach Shamir Holdings Ltd. (hereinafter: "Mivtach Shamir" or the "Company");

WHEREAS:	Ashtrom is a shareholder in Mivtach Shamir;

AND WHEREAS:	The parties wish to engage in an agreement pursuant to which they shall formalize the relations between them as shareholders in Mivtach Shamir,

The following has therefore been stipulated and agreed between the parties:

Preamble

1.	The Preamble to this Agreement forms an integral part hereof.

Cooperation Between the Parties at the General Meetings of Mivtach Shamir

2.	a.	Meir Shamir and Ashtrom undertake to vote at the general meetings of Mivtach Shamir, in such a manner and in accordance with the joint resolution which the parties shall reach prior to the date of the convening of the preliminary meeting or prior to the passing thereby of any other resolution at Mivtach Shamir, respectively; and in the absence of consent with regard to such a resolution, the parties shall apply to Mr. Yoni Caplan (hereinafter: the “Arbitrator”) in order for him to determine, in keeping with the joint interest of Meir Shamir and Ashtrom as shareholders in Mivtach Shamir, given the circumstances of the matter, which is the more appropriate resolution which the parties should pass, and his decision shall be binding upon the parties for all intents and purposes and the parties shall have no possibility of appealing against his said decision.

b.	Should the Arbitrator be unable to render his award, as stated above, the parties shall apply to Mr. Zeev Feldman (hereinafter: the “Alternate Arbitrator”) and his decision shall be binding upon the parties for all intents and purposes and the parties shall have no possibility of appealing against his said decision.

c.	Should the Alternate Arbitrator be unable to render his award, as stated above, the parties shall apply to Mr. Amos Epstein (hereinafter: the “Additional Arbitrator”) and his decision shall be binding upon the parties for all intents and purposes and the parties shall have no possibility of appealing against his said decision.

d.	Should the Arbitrators be unable to render their award by the date of the convening of the general meeting, then the parties shall act to procure the adjournment of the date of the convening of the said general meeting.

3.	At the request of any of the parties to this Agreement, which holds at least 12% of the outstanding capital of Mivtach Shamir, Mivtach Shamir shall distribute a dividend at a rate of 50% of the profits that can legally be distributed as a dividend at the Company.

Appointment of The Board of Directors of Mivtach Shamir

4.	The Board of Directors of Mivtach Shamir shall appoint directors who shall be appointed in the manner described in this section.

4.1	The parties shall cooperate at the general meetings of Mivtach Shamir for the purpose of appointing one director, who shall be recommended by Ashtrom and two directors who shall be recommended by Meir Shamir for the Board of Directors of Mivtach Shamir.

4.2	The two additional directors shall be external directors and the parties shall cooperate at the general meetings of Mivtach Shamir to ensure that one of them shall be elected at the recommendation of Meir Shamir and the other shall be elected at the recommendation of Ashtrom.

5.	Right of First Refusal or Tag Along Right

5.1	Should a party to this Agreement wish to sell any of its shares in Mivtach Shamir (hereinafter: the “Seller”) at a rate exceeding 2% of the outstanding share capital of Mivtach Shamir each calendar year, it shall be required to give written notice thereof (hereinafter: the “Sale Notice”) to the other party (hereinafter: the “Offeree”) in which it shall specify the number and class of the shares which it wishes to sell as stated (hereinafter: the ” Offered Shares”), the price for the Offered Shares and the rest of the terms of the sale pursuant to which the Seller wishes to sell the Offered Shares; in such an event, the Offeree shall have the right to purchase the Offered Shares, at such price and upon such terms as set forth in the Sale Notice or, alternatively, the right to include in the sale of the Offered Shares part of his own shares, as stated below.

5.2	Should the Offeree wish to exercise right to purchase the Offered Shares, he shall give notice thereof to the Seller (hereinafter: the “Purchase Notice”) within 7 (seven) business days from the date on which he received the Sale Notice that refers to all the Offered Shares. Should Purchase Notices (that refer to all the Offered Shares) be submitted to the Seller, within the period of time determined therefor as stated above, then the submission to the Seller of the Purchase Notices as stated by the Offeree shall be deemed to be the making of a binding agreement between him and the Seller, pursuant to which the Seller undertakes to sell to him and he undertakes to buy from the Seller the Offered Shares at such price and upon such terms as set forth in the Sale Notice. If the Offeree gave notice of his wish to exercise his right to purchase the Offered Shares, then the purchase shall be made by him of all the Offered Shares. The purchase shall be made in such a manner that within 3 (three) business days from the date of the submission of the Purchase Notice, the Seller shall submit to the Offerees a deed of transfer in respect of the Offered Shares and any other document that is required for the purpose of execution of the said transfer; and against the submission of the said documents, the Offeree shall pay to the Seller the consideration of the shares.

5.3	Should the Offeree wish to exercise his right to include in the sale of the Offered Shares part of his own shares, notice thereof shall be submitted to the Seller (hereinafter: the “Tag Along Notice”) within 7 (seven) business days from the date on which he received the Sale Notice. Should Tag Along Notices be submitted to the Seller, within the period of time determined therefor as stated above, then the submission to the Seller of the Tag Along Notices as stated by the Offeree shall be deemed to be the making of a binding agreement between him and the Seller, pursuant to which the Seller undertakes to let him participate, up to him proportionate share, in the sale of the Offered Shares, at such price and upon such terms as set forth in the Sale Notice. If the Offeree gave notice of its wish to exercise its right, as stated, then it shall participate in such a manner that the Seller and the participating Offeree shall take part in the sale of the Offered Shares according to the relative ratios of the shares held by the two of them in the Company on the date of the submission of the Sale Notices.

5.4	Should no Purchase Notice in respect of all of the Offered Shares and no Tag Along Notice be submitted to the Seller within the period of 7 (seven) business days as specified above, the Seller shall be entitled, within a period of 30 (thirty) days after the end of the said period of 7 business days, to sell the Offered Shares to a third party, at such price and upon such terms that are not inferior, as far as the Seller is concerned, to those set forth in the Sale Notice. Should the Seller fail to sell the Offered Shares within the period of 30 (thirty) days as stated in the said terms, then the provisions of this section shall re-apply in the event that the Seller should wish to sell any of its shares in the Company.

5.5	That stated in this section shall not apply to a transfer of shares to an entity of which the Seller has control, and for such time as it has such control, or to an entity that directly controls the Seller, and for such time as it controls the Seller as stated, or to an entity that is also controlled by the entity that directly controls the Seller, and for such time as it is so controlled, provided that the transferee took upon itself all the obligations of the transferor pursuant to this Agreement.

For the purposes of this section, “control” means the holding of 50% or more of the voting power and/or of the right to appoint the members of the Board of Directors.

5.6	That stated in this section shall not apply to a transfer of shares to first-degree family members of the transferor, provided that the transferee took upon itself all the obligations of the transferor pursuant to this Agreement.

5.7	The Tag Along right that is given in this section shall not be given to Meir Shamir, for such time as Meir Shamir holds shares of the Company, whether directly or indirectly through corporations in his control. For the avoidance of doubt, it is hereby clarified that the restriction set forth in the provision of this section shall not apply to any of the successors of Meir Shamir who shall hold the shares of Meir Shamir instead of him.

6.	Validity of the Agreement

6.1	The rights that are granted to Meir Shamir and to Ashtrom pursuant to the provisions of this Agreement shall remain in effect with regard to Meir Shamir as long as he holds at least 25% of the outstanding share capital of Mivtach Shamir and with regard to Ashtrom, as long as it holds at least 12% of the outstanding share capital of Mivtach Shamir.

6.2	The obligations of each party to this Agreement shall be cancelled when the holdings of the said party in the outstanding share capital of Mivtach Shamir shall be less than 5%. Without prejudice to the generality of the foregoing, it is hereby clarified that the foregoing shall not constitute an undertaking, whether express or implied, by either of the parties not to sell its shares in Mivtach Shamir, in whole or in part.

6.3	For the purposes of this section, the holdings of the parties shall be deemed to include the direct holdings of the parties to this Agreement as well as their indirect holdings, through corporations held by them in their entirety.

7.	General Provisions

7.1	Each of the parties undertakes to submit any approval, to sign any document and to perform any act whereof the submission or performance by that party is required for the purpose of the granting validity to the provisions of this Agreement and to the execution thereof.

7.2	The parties agree that any disputes that shall arise in connection with the validity and the execution of this Agreement shall be submitted for determination by a sole arbitrator who shall be appointed by the parties, with consent, and in the absence of consent between them, by the person who, at that time, shall be the Chairman of the Board of Directors of Bank Leumi LeIsrael Ltd. The arbitrator shall not be bound by the laws of evidence or the laws of civil procedure, however, he shall be required to render his award pursuant to the substantive law and to give reasons for his award.

7.3	The addresses of the parties for the purpose of this Agreement are as set forth in the Preamble to this Agreement.

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands:

/S/ Meir Shamir —————————————— Meir Shamir

Ashtrom Industries Ltd. By: —————————————— Name: Title: